Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.13R

Further to the announcements of 21 July and 25 July 2017, in accordance with Listing Rule 9.6.13R(1) British American Tobacco p.l.c. (the “Company”) confirms that the below named persons, who have been appointed as Non-Executive Directors of the Company with effect from 25 July 2017, have been directors of the following publicly quoted companies in the previous five years:

Name of Director	Name of Company	Duration of Appointment
Luc Jobin	Canadian National Railway Company	June 2016 – present
	Reynolds American Inc.	July 2008 – July 2017
Holly Keller Koeppel	The AES Corporation	April 2015 – present
	Integrys Energy Group	May 2012 – June 2015
	Reynolds American Inc.	July 2008 – July 2017
	Vesuvius plc	April 2017 – present
Lionel L. Nowell, III	American Electric Power Company, Inc	July 2004 – present
	Bank of America Corporation	January 2013 – present
	Darden Restaurants, Inc	October 2014 – September 2016
	HD Supply Holdings, Inc	May 2017 – present
	Reynolds American Inc.	September 2007 – July 2017

There are no matters required by paragraphs 9.6.13R(2) to (6) of the Listing Rules to be disclosed by Mr Jobin, Ms Keller Koeppel or Mr Nowell.

Bridget Creegan
Assistant Secretary
Tel: 020 7845 1927

26 July 2017